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                                                                   EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT
                               MICHAEL J. CLEMENTZ

        This EMPLOYMENT AGREEMENT ("Agreement") signed March 15, 2000, between FRONTIER FINANCIAL CORPORATION ("Frontier"), FRONTIER BANK and MICHAEL J. CLEMENTZ ("Executive") takes effect on the Effective Date of the Merger of Liberty Bay Financial Corporation ("Liberty") into Frontier and North Sound Bank into Frontier Bank ("Effective Date").

                                    RECITALS

        A. Frontier and Frontier Bank have entered into a Plan and Agreement of Mergers ("Plan") with Liberty and North Sound Bank, pursuant to which Liberty will merge into Frontier and North Sound Bank will merge into Frontier Bank ("Mergers").

        B. Executive is presently the President and Chief Executive Officer ("CEO") of Liberty and the Chairman and CEO of North Sound Bank. Frontier and Frontier Bank wish to retain Executive's services following the Mergers, and Executive wishes to accept employment with Frontier and Frontier Bank following the Mergers.

        C. The purpose of this Agreement is to set forth the terms agreed to by the parties to achieve the goals set forth in paragraph B, above.

                                    AGREEMENT

        The parties agree as follows:

        1. EMPLOYMENT. Frontier and Frontier Bank agree to employ Executive, and Executive agrees to accept employment, with Frontier. During the Term of his employment under this Agreement, Executive will have the title of Executive Vice President of Frontier Financial Corporation and Frontier Bank (hereafter referred to jointly as "Frontier" unless Frontier Bank is specifically mentioned). In addition, during the Term of this Agreement, Executive will be a member of the Frontier Executive Management Team.

        2. EFFECTIVE DATE AND TERM.

                (a) Effective Date. This Agreement is effective as of the Effective Date.

                (b) Term. The term of this Agreement ("Term") is three years, beginning on the Effective Date.

                (c) Abandonment of the Mergers. If the Plan terminates before Closing, this Agreement will not become effective and will be void.

        3. DUTIES. Executive will faithfully and diligently perform the duties assigned to Executive from time to time by the Board of Directors of Frontier and Frontier Bank (hereinafter



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referred to jointly as the "Board") and by the President and CEO of Frontier.
These duties will include, without limitation, the following:

                (a) Executive will oversee the integration of the branches of North Sound Bank into Frontier Bank and will be responsible for the development and preservation of banking relationships and other business development efforts (including appropriate civic and community duties) in the Peninsula Region.

                (b) Executive will assist Frontier with the development and implementation of acquisition strategies and in the analysis of the viability of new product offerings and opportunities to engage in new activities "closely related to banking."

                (c) Executive will serve as a member of the Board of Directors of Frontier Financial Corporation, Frontier Bank and FFP, Inc., receiving all the benefits and compensation received by other directors.

        4. SALARY. Initially, Executive will receive a base salary from Frontier Bank of $150,000 per year, to be paid in accordance with Frontier Bank's regular payroll schedule ("Base Salary").

        5. INCENTIVE COMPENSATION. The Board will determine the amount of bonus to be paid by Frontier to Executive for each year during the Term. In making this determination, the Board will consider factors such as Executive's performance of his duties and the safety, soundness and profitability of Frontier.

        6. STAY BONUS. In addition to any incentive compensation granted Executive under paragraph 5 hereof, on each anniversary of the Effective Date of this Agreement during the Term, Executive shall receive a "Stay Bonus" of $40,000 (three payments--$120,000 in total).

        7. INCOME DEFERRAL AND BENEFITS. Subject to eligibility requirements and in accordance with and subject to any policies adopted by the Board with respect to any benefit plans or programs, Executive will be entitled to receive benefits (including stock options) similar to those offered to other executive officers of Frontier and its Subsidiaries with positions and duties comparable to those of Executive.

        8. BUSINESS EXPENSES. Frontier will reimburse Executive for ordinary and necessary expenses (including, without limitation, travel, entertainment, club dues and similar expenses) incurred in performing and promoting Frontier's business. The level of reimbursement will be comparable to the reimbursement Executive currently receives at North Sound Bank. Executive will present from time to time itemized accounts of these expenses, subject to any rules and regulations of the Internal Revenue Service.

        9. TERMINATION.

                (a) Termination By Frontier for Cause. If, before the end of the Term, Frontier terminates Executive's employment for Cause or Executive terminates his employment without Good Reason (defined below), Frontier will pay Executive the



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        salary earned and expenses reimbursable under this Agreement incurred through the date of Executive's termination. Executive will have no right to receive compensation or other benefits, including Stay Bonus, for any period after termination under this Section 9(a).

                (b) Other Termination By Frontier. If, before the end of the Term, Frontier terminates Executive's employment without Cause or Executive terminates his employment for Good Reason (defined below), Frontier will pay Executive for the remainder of the Term the Base Salary and Stay Bonus Executive would have been entitled to under this Agreement if his employment had not terminated.

                (c) Death or Disability. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 days as a result of a physical or mental disability arising at any time during the Term of this Agreement, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose undue hardship to Frontier. If termination occurs under this Section 9(c), Executive or his estate will be entitled to receive only the compensation and benefits earned and expenses reimbursable through the date this Agreement terminated, together with the balance of any Stay Bonus otherwise payable under this Agreement.

                (d) Health Benefits. Upon termination of Executive's employment with Frontier (whether prior to or after expiration of the Term of this Agreement), Frontier will make a single cash payment (the "Insurance Payment") to Executive in an amount sufficient to cover the present-value costs (after income tax calculated at the then highest individual rate) of (1) Executive's coverage under Frontier's COBRA Plan, and (2) such other individual or group health insurance plan(s) providing in the aggregate the same level of health benefits to Executive as those enjoyed by comparably situated Frontier employees. The Insurance Payment, which is based on projected rates in effect at the expiration of Executive's employment, is intended to cover Executive until the time of his 65th birthday. This section 9(d) will survive termination of this Agreement.

                (e) Return of Bank Property. If and when Executive ceases, for any reason, to be employed by Frontier, Executive must return to Frontier all keys, pass cards, identification cards and any other property of Frontier. At the same time, Executive also must return to Frontier all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals and specifications which constitute proprietary information or material of Frontier. The obligations in this paragraph include the return of documents and other materials which may be in Executive's desk at work, in Executive's car or place of residence, or in any other location under Executive's control.

        10. DEFINITION OF "CAUSE". "Cause" means any one or more of the following:

                (a) Willful misfeasance or gross negligence in the performance of Executive's duties.

                (b) Conviction of a crime in connection with his duties.



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                (c) Conduct demonstrably and significantly harmful to Frontier, as reasonably determined by the Board on the advice of legal counsel.

        11. DEFINITION OF "GOOD REASON". "Good Reason" means only any one or more of the following:

                (a) Reduction, without Executive's consent, of Executive's salary or elimination of any compensation or benefit plan benefiting Executive, unless the reduction or elimination is generally applicable to substantially all similarly situated Frontier employees formerly benefited.

                (b) The assignment to Executive without his consent of any authority or duties materially inconsistent with Executive's position as of the Effective Date of this Agreement.

                (c) A relocation or transfer of Executive's principal place of employment that would require Executive to commute on a regular basis more than thirty (30) miles each way from his current business office at North Sound Bank on the Effective Date of this Agreement, unless Executive consents to the relocation or transfer.

                (d) The written consent of Frontier to such resignation.

        12. CONFIDENTIALITY. Executive will not, after signing this Agreement, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential information concerning Frontier or their business operations or customers, unless (1) Frontier consents to the use or disclosure of their respective confidential information, (2) the use or disclosure is consistent with Executive's duties under this Agreement, or (3) disclosure is required by law or court order.

        13. NONCOMPETITION.

                (a) Participation in a Competing Business. During the period Executive is employed by Frontier and for twenty-four (24) months after Executive's employment with Frontier terminates, Executive will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, "founder," employee, consultant, or agent; provided, however, that Executive may acquire and passively own an interest not exceeding 2% of the total equity interest in any Competing Business.

                (b) No Solicitation. During the period Executive is employed with Frontier and for twenty-four (24) months after Executive's employment with Frontier terminates, Executive will not directly or indirectly solicit or attempt to solicit (1) any employees of Frontier, or any of Frontier's Subsidiaries, to leave their employment or (2) any customers of Frontier, or any of Frontier's Subsidiaries, to remove their business from Frontier or to participate in any manner in a Competing Business. Solicitation prohibited under this Section includes solicitation by any means, including, without limitation,



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        meetings, letters or other mailings, electronic communications of any kind, and internet communications.

                (c) Employment Outside the Restricted Area. Nothing in this Agreement prevents Executive from accepting employment after the end of the Term outside the Restricted Area (defined below) from a Competing Business, as long as Executive will not (a) act as an employee or other representative or agent of the Competing Business within the Restricted Area or (b) have any responsibilities for the Competing Business' operations within the Restricted Area.

                (d) Competing Business. "Competing Business" means any financial institution ("financial institution" means a state or national bank, a state or federal savings and loan association, a mutual savings bank, or a state or federal credit union), trust company or mortgage company (including without limitation, any start-up or other financial institution, trust company or mortgage company) that competes with, or will compete with, Frontier in Kitsap, Jefferson or Clallam Counties in the State of Washington (the "Restricted Area").

        14. ENFORCEMENT.

                (a) Frontier and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and Frontier, the agreements referred to in Sections 12 and 13 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Frontier's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and Frontier request the court to reform these provisions to restrict Executive's use of confidential information and Executive's ability to compete with Frontier to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

                (b) Executive acknowledges that Frontier will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Sections 12 or 13 or threatens or attempts to do so. For this reason, under these circumstances, Frontier, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and Frontier will not be required to post a bond as a condition for the granting of this relief.

        15. ADEQUATE CONSIDERATION. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 12 and 13 and that Frontier is entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank's enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.



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        16. ARBITRATION.

                (a) Arbitration. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

                (b) Governing Law. All proceedings will be held at a place designated by the arbitrator in King County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

                (c) Exception to Arbitration. Notwithstanding the above, if Executive violates Section 12 or 13, Frontier will have the right to initiate the court proceedings described in Section 14(b), in lieu of an arbitration proceeding under this Section 16. Frontier may initiate these proceedings wherever appropriate within Washington State; but Executive will consent to venue and jurisdiction in King County, Washington.

        17. MISCELLANEOUS PROVISIONS.

                (a) Defined Terms. Capitalized terms used as defined terms, but not defined in this Agreement, will have the meanings assigned to those terms in the Plan.

                (b) Automobile. Executive shall retain the automobile he is presently using, which is owned by North Sound Bank, for the Term of this Agreement. Upon termination of Executive's employment, Executive shall be permitted to purchase the vehicle (or comparable replacement vehicle) at Frontier's depreciated cost.

                (c) Entire Agreement. This Agreement constitutes the entire understanding between the parties concerning its subject matter and supersedes all prior agreements. Accordingly, Executive specifically waives the terms of and all of his rights under all employment, change-in-control and salary continuation agreements, whether written or oral, he has previously entered into with Liberty or North Sound Bank.

                (d) Binding Effect. This Agreement will bind and inure to the benefit of Frontier's and Executive's heirs, legal representatives, successors and assigns.

                (e) Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-



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        pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

                (f) Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

                (g) Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

                (h) Amendment. This Agreement may be modified only through a written instrument signed by both parties and consented to by Frontier.

                (i) Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

                (j) Governing Law. This Agreement will be governed by and construed in accordance with Washington law, except to the extent that certain matters may be governed by federal law.

                (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.



                                      FRONTIER FINANCIAL CORPORATION


                                      By:        /s/
                                          -------------------------------------
                                          Robert J. Dickson, President and CEO

                                  FRONTIER BANK


                                      By:        /s/
                                          -------------------------------------
                                          Robert J. Dickson, President and CEO


                                      By:        /s/
                                          -------------------------------------
                                          MICHAEL J. CLEMENTZ





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